Exhibit 3.10

EXHIBIT 1

TO

CERTIFICATE OF MERGER

CERTIFICATE OF INCORPORATION

OF

CYTYC CORPORATION

FIRST: The name of the corporation (hereinafter called the “Corporation”) is CYTYC CORPORATION.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808; and the name of the registered agent of Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,000 shares of Common Stock, $.01 par value per share.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	ADDRESS
Lan M. Le	Brown Rudnick Berlack Israels LLP One Financial Center Boston, MA 02111

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The business of the Corporation shall be conducted under the direction of the Board of Directors.

2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3. The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article SEVENTH.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.